EXHIBIT 10.9

NORDSTROM 401(k) PLAN & PROFIT SHARING

AMENDMENT TO PARTICIPANT LOAN PROGRAM

Effective January 1, 2012

Recitals

A.       Nordstrom, Inc. (“Nordstrom”) is the sponsor and administrator of the Nordstrom 401(k) Plan & Profit Sharing (“Plan”).

B.       Article XVIII of the Plan permits participants to take loans from the Plan. The specific terms and conditions of Plan loans are governed by the Plan’s Participant Loan Program.

C.       Sections 2.F., 6, and 7 of the Participant Loan Program contain provisions governing loan repayments. Section 2.I. of the Participant Loan Program states the participant fees for loans.

D.       Section 11 of the Participant Loan Program provides that Nordstrom may amend or terminate the Participant Loan Program at any time. Section 13.1-3 of the Plan states that Nordstrom’s Executive Vice President of Human Resources and Diversity Affairs has authority to approve amendments to the Plan to simplify or clarify the Plan and has authority to exercise Nordstrom’s responsibilities (as Plan sponsor) under the Plan.

E.       Nordstrom’s Executive Vice President of Human Resources and Diversity Affairs has determined that the Participant Loan Program should be amended effective for loans outstanding on or after January 1, 2012 to:

1.	Require payments by check to be made by certified or cashier’s check;
2.	Eliminate the ability of participants to make partial prepayments of principal;
3.	Provide that recurring payments not made by payroll deduction must be made by ACH debit; and
4.	Eliminate the waiting period between loans.

In addition, Nordstrom’s Executive Vice President of Human Resources and Diversity Affairs wishes to include changes to fees charged to participants for plan loans in this amendment, subject to, and effective upon, approval by the Retirement Committee.

Amendment

The Participant Loan Program is amended as follows:

1.	Section 2.F. is replaced with the following:

F. Repayment Method. Under the Plan and the tax rules governing loans from the Plan, a loan must generally be repaid in substantially equal periodic installments over the term of the loan. Under the Plan, repayments for active employees will be made by payroll deduction from each paycheck. Paycheck deductions are made with after-tax dollars. If your Nordstrom employment ends while you have a loan outstanding, see the section below on Termination or Transfer of Employment. Whether you are active or terminated, you may prepay your entire loan balance at any time without penalty or service fee. Permissible prepayment methods are cashier’s check or certified check. The Plan does not accept personal checks or partial prepayments of principal.

2.	Section 2.H. Waiting Period Between Loans is eliminated, effective for loans funded on or after January 1, 2012.

3.

Section 2.I. Plan Accounting is renumbered 2.H. Plan Accounting and is replaced with the following to reflect a change in loan administration fees charged to participants, contingent upon Retirement Committee approval:

H.  Plan Accounting. The distribution of the proceeds of a loan will be pro-rata from your 401(k) Account sources, excluding Roth 401(k) and Self-Directed Brokerage Accounts and all repayments of principal and interest will be credited solely to your 401(k) Account in accordance with the requirements of the Plan (and based on your investment elections in place at the time of repayment). The unpaid principal balance of a loan will be reflected as an investment of your 401(k) Account until the loan is paid in full. If you have a loan that is defaulted, it will affect the maximum amount available to you for a loan, but will no longer be included in your loan balance. An origination fee of $50.00 will be charged against your 401(k) Account at the time that you take your loan. The Plan does not charge you an annual maintenance fee for the loan.

4.	Section 6. Leaves of Absence is replaced with the following:

6. Leaves of Absence.

      A.        Non-Military Leaves. If you are on an approved leave of absence, either without pay or at a reduced rate of pay that results (after tax withholding) in your receiving less than the amount of your loan payment, you have the following options for repaying your loan during the first 12 months of your leave (or the actual length of your leave, if shorter):

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You may continue to self-pay your loan during your leave of absence. When you start your leave, your loan will be reamortized to reflect a monthly (instead of a semi-monthly or weekly) repayment schedule. To use this option, you must set up a monthly direct debit from your bank checking or savings account. You can obtain an ACH Debit Request Form by calling Mercer at 1-800-864-4082.

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You can suspend loan payments during your leave and make a lump-sum payment when you return to work, equal to the amount of missed payments during your leave. To use this option, you must pay the lump-sum by certified or cashier’s check and resume your regular loan payments by payroll deduction.

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You can suspend loan repayments during your leave and request recalculation (“reamortization”) of your loan balance when you return to work. You must repay the remaining loan balance by the last day of the original term of your loan (this will increase the amount of each of your loan payments because of the payments you missed while you were on leave).

If you do not return to work within 12 months after your leave begins, to avoid a default, you will be required to resume payments on your loan while you are still on your approved leave, and those payments must be made by ACH debit from your bank account. If your Nordstrom employment ends, see the section below on Termination or Transfer of Employment.

B. Military Leaves. If your leave of absence is due to military leave (USERRA), you are not required to make loan repayments during your entire period of leave, but interest will continue to accrue on your loan during your leave. If you choose, you can continue to make monthly repayments during your leave. If you want to continue your loan payments, you must set up a monthly direct debit from your bank checking or savings account. You can obtain an ACH Debit Request Form by calling Mercer at 1-800-864-4082. The interest rate on your loan during your leave will not exceed 6%. At the end of your leave, your loan will be reamortized and your payroll deductions will resume. The term of your loan will be extended by the amount of time you were on military leave.

5.	Section 7. Termination or Transfer of Employment is replaced with the following:

7.  Termination or Transfer of Employment. You may continue to self-pay your loan after termination of employment. To continue periodic payments, you must set up a monthly direct debit from your checking or savings bank account. You can obtain an ACH Debit Request Form by calling Mercer at 1-800-864-4082. The Plan does not accept checks of any kind for periodic loan repayments. As an alternative, you can repay your entire outstanding loan balance by certified check or cashier’s check. The Plan does not accept personal checks for loan prepayments and does not accept partial prepayments of principal. If at any time you do not make a payment within 90 days of its due date, any unpaid loan balance will be treated as an actual distribution paid directly to you and will therefore be subject to applicable income taxes and penalties (such as the 10% penalty for early distributions).

Adopted pursuant to proper authority, this          day of January, 2012.

NORDSTROM, INC.

By:
Title:	Executive Vice President
Human Resources and Diversity Affairs

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